Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

June 21, 2004

North Atlantic Holding Company, Inc.

257 Park Avenue South, 7th Floor

New York, New York 10010-7304

Ladies and Gentlemen:

We have acted as counsel to North Atlantic Holding Company, Inc., a Delaware corporation (“NAHC”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the “Registration Statement”) relating to $97,000,000 aggregate principal amount at maturity of 12¼% Senior Discount Notes due 2014 (the “Notes”) of NAHC to be issued under an Indenture, dated as of February 17, 2004 (the “Indenture”), by and among NAHC and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association), as trustee (the “Trustee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of NAHC, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of NAHC. In addition, we have assumed that the Notes will be executed and delivered in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

The execution, delivery and performance of the Notes by NAHC have been duly authorized by all necessary corporate action on the part of NAHC and, when duly and validly executed by NAHC, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of NAHC, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is part of the Registration Statement.

Very truly yours,

/S/    WEIL, GOTSHAL & MANGES LLP